UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2017

Tenax Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02
Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2017, John P. Kelley resigned as the Chief Executive Officer of Tenax Therapeutics, Inc. (the “Company”) and as a member of the Company’s Board of Directors (the “Board”) effective immediately (the “Effective Time”). In connection with his resignation, Mr. Kelley entered into a Separation and General Release Agreement (the “Separation Agreement”), dated April 7, 2017. The terms of the Separation Agreement provide that Mr. Kelley has the right to revoke the Separation Agreement until April 19, 2017.

Under the Separation Agreement, Mr. Kelley is entitled to receive severance in an amount equal to one year of his current base annual salary and a pro-rated amount of his annual bonus that would have been received had 100% of his annual goals been achieved (less applicable taxes and withholdings), payable in a lump sum on the 60th day following the Effective Separation Date in exchange for a standard release of employment claims. The Company will also reimburse COBRA premiums for coverage of Mr. Kelley and his eligible dependents for up to 12 months if Mr. Kelley timely and properly elects continuation coverage. The Separation Agreement also contains such confidentiality provisions and other terms and conditions as are usual and customary for agreements of this type. All of Mr. Kelley’s obligations under his Employee Non-Disclosure, Inventions Assignment, and Competitive Business Activities Agreement, dated November 13, 2013, regarding confidentiality and proprietary information will continue.

Pursuant to the Separation Agreement, for the 12-month period following the Effective Separation Date, Mr. Kelley will provide consulting services as may be reasonably requested by the Company. The parties intend that such services shall not exceed 20% of Mr. Kelley’s average amount of work time during the 36 month period prior to the Effective Separation Date. Mr. Kelley will be paid a consulting rate of $500 per hour for all services provided during the consulting period.

On April 3, 2017, the Board appointed Michael B. Jebsen, the Company’s President and Chief Financial Officer, as Interim Chief Executive Officer. Mr. Jebsen will continue to serve as the Company’s President and Chief Financial Officer. Mr. Jebsen first joined the Company as its Accounting Manager in April 2009, and was elected Chief Financial Officer, Executive Vice President Finance and Administration in August 2009.  Mr. Jebsen also served as the Company’s Interim Chief Executive Officer from August 2011 until November 2013. Before joining the Company, he was an auditor with Grant Thornton, LLP from July 2003 through December 2005 and from April 2008 through April 2009. In addition, Mr. Jebsen held various positions, including Chief Ethics Officer, Senior Internal Auditor, and Senior Financial Analyst with RTI International, a non-profit research and development organization, from January 2006 to February 2008. Mr. Jebsen holds a Master of Science in Accounting from East Carolina University and is a Certified Public Accountant, licensed in North Carolina.

In connection with Mr. Jebsen’s appointment as Interim Chief Executive Officer, the Company will provide Mr. Jebsen with additional compensation of $10,000 per month for each month that he serves as Interim Chief Executive Officer. In addition, Mr. Jebsen was granted, on the effective date of his appointment as Interim Chief Executive Officer, a stock option to purchase 200,000 shares of the Company’s common stock. The award will vest over a four-year period, with 25% of the option award vesting on the first four anniversaries of the grant date provided Mr. Jebsen remains continuously employed with the Company through each anniversary, however, the vesting of the stock option shall accelerate and become fully vested upon the achievement of specified performance goals.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the resignation of Mr. Kelley as the Company’s Chief Executive Officer and as a member of the Board and Mr. Jebsen’s appointment as Interim Chief Executive Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01
Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation and General Release Agreement between the Company and John P. Kelley.

99.1	Press Release dated April 5, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2017	Tenax Therapeutics, Inc.

By: /s/ Michael B. Jebsen
Michael B. Jebsen
Interim Chief Executive Officer, President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Separation and General Release Agreement between the Company and John P. Kelley.

99.1	Press Release dated April 5, 2017.

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